EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 8, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 727 (Birinyi Equity Select Trust, Series 18, Large Cap Value Strategy Portfolio 2008-1, Focus Value Portfolio, Series 26, Enhanced Index Strategies Portfolio 2008-1, Large Cap Growth Strategy Portfolio 2008-1, Multi-Strategy Series: Core Equity Allocation Portfolio 2008-1 and GARP Strategy Portfolio 2008-1) as of January 8, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP


New York, New York
January 8, 2008